UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

DECEMBER 14, 2012

Date of Report (Date of earliest event Reported)

MESA LABORATORIES, INC.

(Exact Name of Small Business Issuer as Specified in its Charter)

Commission File Number: 0-11740

COLORADO (State or other Jurisdiction of Incorporation or Organization)	84-0872291 (I.R.S. Employer Identification No.)

12100 WEST SIXTH AVENUE, LAKEWOOD, COLORADO (Address of Principal Executive Offices)	80228 (Zip Code)

Issuer’s telephone number, including area code: (303) 987-8000

Not Applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02          DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On December 14, 2012, Mesa Laboratories, Inc. (the “Company”) entered into employment agreements with its President and Chief Executive Officer (John J. Sullivan), Vice President and Chief Financial Officer (John V. Sakys) and its Vice President and Chief Marketing Officer (Glenn E. Adriance).  The employment agreements reconfirm each executive’s annual base salary, right to participate in the Company’s annual executive cash bonus plan and right to participate in the Company’s stock option plan, all of which details have been disclosed in previous reports on Form 10-K and 8-K.  In addition, in the case of an involuntary termination of the executive other than for cause, the employment agreements provide salary continuation benefits of one year annual salary (payable over a twelve month period), a prorated annual bonus for the fiscal year in which the executive’s termination occurs and continuation of Company provided health benefits for one year.  In the case of an involuntary termination that occurs immediately prior to or within two years following a change of control (as defined), the salary continuation and Company provided health benefits shall be for two years annual salary (payable over a twenty four month period).

In the case of an involuntary termination of the executive other than for cause, at the discretion of the Board of Directors, all, or a portion, of the executive’s outstanding unvested stock options may immediately be 100% vested and the conditions and timing of the exercises of the stock options may be altered by the Board of Directors.  In the case of an involuntary termination associated with a change of control (as defined), all outstanding unvested stock options will immediately be 100% vested and the period during which the stock option is exercisable shall be extended to the full term of the option.

All three of the employment agreements follow the same form and are for an indefinite term unless terminated sooner.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS

(d)                                 Exhibits:

10.1        Form of employment agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: December 18, 2012	BY:	Mesa Laboratories, Inc. /s/ John J. Sullivan
John J. Sullivan
President and Chief Executive Officer